PROMISSORY NOTE

$101,250

April 28th, 2015

NORTH AMERICAN ENERGY RESOURCES, INC., and its successors or assigns (the "Company"), for value received, hereby promises to pay to the order of the **Alan G. Massara,** or his registered assigns ("Holder"), the principal sum of $101,250, and interest thereon if applicable, as provided below, until the principal amount hereof is paid in full.

Section 1. Payment.

(a) Principal. All principal shall be paid in 4 equal annual payments of $25,312.50. The first payment is due and payable one (1) year from the execution date of the Share Exchange Agreement, as indicated above ("Due Date"). Each subsequent Due Date shall be on subsequent annual anniversary dates of the Share Exchange Agreement's execution until paid in full.

(b) Interest.

Interest, at an annual rate of 6%, shall only accrue and be due and payable on a portion of this Note that falls in Default, as defined below. Interest charged under this Note shall be computed on the basis of a three hundred and sixty-five (365) day year and shall be accrued on a simple basis for the actual number of days elapsed until such Default is fully cured.

Section 2. Default.

2.1 Events of Default. The occurrence of one or more of the following shall constitute an "Event of Default":

(a) Failure to Pay Principal or Interest. The Company fails to pay when due any principal or interest on this Note or any other amount payable hereunder;

(b) Assignment for Benefit of Creditors or Non-payment of Debts. The Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as such debts become due;

(c) Voluntary Bankruptcy. The Company petitions or applies to any tribunal for, or consents to the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or

similar official, of it or any substantial part of its assets, or commences any proceedings relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation law of any jurisdiction or takes corporate action authorizing any of the foregoing;

(d) **Involuntary Bankruptcy.** Any petition or application of the type referred to in paragraph (c) above is filed, or any such proceedings are commenced, against the Company and the consent thereto or acquiescence therein, or an order for relief is entered in an involuntary case under the bankruptcy law of the United States, or an order, judgment or decree is entered appointing a trustee, receiver, custodian, liquidator or similar official or adjudicating the Company bankrupt or insolvent, or approving the petition in any such proceedings, and such order, judgment, or decree remains unstayed and in effect for 90 days; or

(e) **Dissolution.** Any order is entered in any proceeding against the Company decreeing the dissolution or split-up of the Company and such order remains unstayed and in effect for 30 days.

22 **Remedies.** Upon the occurrence of an Event of Default, Holder shall have the option to:

(a) Declare the effected portion of the Note and all interest accrued thereon and all liabilities of the Company hereunder to be immediately due and payable, and the same shall thereupon become and be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, or other notice of any kind, all of which are hereby waived by the Company. OR

(b) Convert the effected portion of the Note, and any interest thereon, into freely tradeable shares of the Company's Common Stock at a price 30% below the then current price. The shares of the Company's common stock issued hereunder shall be: (i) fully paid and non-assessable; and (ii) issued in compliance with the provisions of the Securities Act of 1933.Certificates representing shares of the Company's common stock shall be delivered to the Holder within 5 days of the Company's receipt of an election to exercise its conversion rights.The Company agrees that it shall bear at its sole expense all expenses relating to the issuance and registration of the shares of the Company's common stock issued hereunder.

Section 3. **Prepayment.**

3.1 **Prepayment.** This Note may be prepaid in whole or in part without Holder's consent.

Section 4. **Miscellaneous.**

4.1 **Specific Performance.** Each party acknowledges that any breach of the agreements and covenants contained in this Note would cause irreparable injury to the other party for which such party would have no adequate remedy at law. In addition to any other remedy that such party may be entitled to, each party agrees that temporary and permanent injunctive relief and other equitable relief and specific performance may be granted without proof of actual damages or inadequacy of legal remedy in any proceeding that may be brought to enforce any provision of this Note.

4.2 **Further Assurances.** Each party agrees to use its best efforts to take, or cause to be taken, and to do, or cause to be done, all things that may be necessary or appropriate to consummate and make effective the transactions contemplated by this Note.

4.3 **Amendment.** This Note may not be modified or amended without the prior consent of the Company and the Holder.

4.4 **Waivers.** The observance of any term of this Note may not be waived (either generally or in a particular instance and either retroactively or prospectively) without the prior consent of the Company and the Holder. Unless otherwise expressly provided herein, no delay or omission on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver or omission on the part of any party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. All remedies, either under this Note or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.5 **Severability.** Any provision of this Note which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Note.

4.6 **Governing Law.** THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF NEVADA .

4.7 **Successors and Assigns.** This Note is assignable by Holder without the prior consent of the Company.